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                                                                   Exhibit 21.01

                      SUBSIDIARIES OF CSK AUTO CORPORATION

                                 Jurisdiction of
Name                              Incorporation        Also Does Business As
----                             ---------------       ---------------------
Subsidiaries of Registrant:
CSK Auto, Inc. ................     Arizona            Checker Auto Parts,
                                                       Kragen Auto Parts,
                                                       Schuck's Auto Supply

Subsidiaries of CSK Auto, Inc.:
Kragen Auto Supply Co.*........     California         N/A
Schuck's Distribution Co.*.....     Washington         Schuck's Auto Supply
TRK Social, Inc.*..............     Delaware           Kragen Auto Parts

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* Merged into CSK Auto Corporation on April 8, 1998.